Exhibit 23.2

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街 22號 海濱廣場二期 13樓 1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form F-3 of NaaS Technology Inc. of our report dated May 30, 2022 and March 27, 2023 relating to the combined financial statements and schedules of Dada Auto Inc. as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co. Certified Public Accountants

Hong Kong, July 28, 2023